Conformis Reports Third Quarter 2020 Financial Results

BILLERICA, Mass., November 4, 2020 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS) announced today financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Summary

•	Total revenue of $16.1 million, a decrease of 7% year-over-year on a reported and constant currency basis.

•	Product revenue of $16.0 million, a decrease of 7% year-over-year on a reported and constant currency basis.

–	U.S. product revenue of $14.1 million, a decrease of 7% year-over-year.

–	Rest of world product revenue of $1.8 million, a decrease of 7% year-over-year on a reported basis and 10% on a constant currency basis.

•	Royalty revenue of $0.1 million.

•	Gross margin of 48%, an increase of 360 basis points year-over-year.

•	Total operating expenses increased 2% year-over-year.

"We were pleased to see a continued resumption of elective primary joint replacement surgery during the third quarter,” said Mark Augusti, President and Chief Executive Officer. “Given the challenges of managing through the pandemic, I am particularly pleased to see gross margin improvement over last year. The Conformis team has continued to respond well to the challenges presented by the pandemic. We will continue to support our customers as they attempt to return to normal, progress our new product portfolio, and manage our costs appropriately."

	Three months ended September 30,		Increase/(decrease)
($, in thousands)	2020	2019	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$14,139	$15,144	$(1,005)	(7)%	(7)%
Rest of world	1,836	1,968	(132)	(7)%	(10)%
Product revenue	15,975	17,112	(1,137)	(7)%	(7)%
Royalty revenue	146	191	(45)	(24)%	(24)%
Total revenue	$16,121	$17,303	$(1,182)	(7)%	(7)%

Third Quarter 2020 Financial Results

Total revenue for the three-month period ended September 30, 2020 decreased $1.2 million to $16.1 million, or 7% year-over-year on a reported and constant currency basis. Total revenue in each of the third quarter of 2020 and 2019 includes royalty and licensing revenue of $0.1 million and $0.2 million, respectively, related to patent license agreements.

Product revenue decreased $1.1 million to $16.0 million, or 7% year-over-year on a reported and constant currency basis. U.S. product revenue decreased $1.0 million to $14.1 million, or 7% year-over-year, and Rest of world product revenue decreased $0.1 million to $1.8 million, or 7% year-over-year on a reported basis and 10% on a constant currency basis. Conformis Hip System sales in the third quarter of 2020 were up 122% to $0.9 million, which were all in the United States.

Total gross profit increased $0.1 million to $7.7 million, or 48% of revenue, in the third quarter of 2020, compared to $7.6 million, or 44% of revenue, in the third quarter of 2019. The 360 basis point increase in gross margin year-over-year was driven primarily by lower inventory reserves for cancelled cases, scrap expense, and other manufacturing variances.

Total operating expenses increased $0.3 million to $14.8 million, or 2% year-over-year, primarily due to higher legal and employee compensation expenses.

Net loss was $6.2 million, or $0.09 per basic and diluted share, in the third quarter of 2020, compared to a net loss of $8.7 million, or $0.13 per basic and diluted share, in the same period last year. Net loss in the third quarter of 2020 included foreign currency exchange income of $1.5 million, compared to foreign currency exchange loss of $1.3 million in the same period last year. Net loss per basic and diluted share calculations assume weighted average basic and diluted shares outstanding of 71.2 million for the third quarter of 2020, compared to 64.8 million for the same period last year.

Cash and cash equivalents totaled $32.9 million as of September 30, 2020, compared to $26.4 million as of December 31, 2019.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Company management uses these non-GAAP measures internally to measure operational performance.

Webcast

As previously announced, Conformis will conduct a webcast today at 4:30 p.m. Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/mmc/p/dje2uzbm.

The online archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient's unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, the Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the impact of the novel coronavirus (COVID-19) pandemic and the actions we are taking and planning in response, our planned launch of a new program aimed at developing a knee replacement offering targeted at hospital outpatient and ambulatory surgery centers, the anticipated timing of our product launches, whether or when restrictions on elective surgeries will be relaxed and demand for procedures will increase, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019

Revenue
Product	$15,975	$17,112
Royalty and licensing	146	191
Total revenue	16,121	17,303
Cost of revenue	8,437	9,675
Gross profit	7,684	7,628

Operating expenses
Sales and marketing	5,755	6,153
Research and development	2,866	3,162
General and administrative	6,134	5,165
Total operating expenses	14,755	14,480
Loss from operations	(7,071)	(6,852)

Other income and expenses
Interest income	8	58
Interest expense	(611)	(573)
Foreign currency exchange transaction income (loss)	1,511	(1,313)
Total other income (expenses)	908	(1,828)
Loss before income taxes	(6,163)	(8,680)
Income tax provision	20	21

Net loss	$(6,183)	$(8,701)

Net loss per share
Basic and diluted	$(0.09)	$(0.13)
Weighted average common shares outstanding
Basic and diluted	71,224,786	64,750,275

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$32,888	$26,394
Accounts receivable, net	8,980	11,066
Royalty and licensing receivable	3,751	165
Inventories, net	12,909	12,074
Prepaid expenses and other current assets	2,800	2,815
Total current assets	61,328	52,514
Property and equipment, net	13,065	13,356
Operating lease right-of-use assets	4,977	5,853
Other Assets
Restricted cash	462	462
Other long-term assets	179	211
Total assets	$80,011	$72,396

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,414	$6,920
Accrued expenses	7,722	7,135
Operating lease liabilities	1,498	1,469
Advance on research and development	3,636	2,331
Contract liability	14,000	—
Total current liabilities	32,270	17,855
Other long-term liabilities	—	1,500
Contract liability	—	12,000
Long-term debt, less debt issuance costs	24,833	19,623
Operating lease liabilities	4,103	5,071
Total liabilities	61,206	56,049
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at September 30, 2020 and December 31, 2019; no shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at September 30, 2020 and December 31, 2019; 86,173,070 and 70,427,400 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	542,986	521,356
Accumulated deficit	(521,816)	(504,145)
Accumulated other comprehensive loss	(2,366)	(865)
Total stockholders' equity	18,805	16,347
Total liabilities and stockholders' equity	$80,011	$72,396